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                                                                  Exhibit 3.1(i)



                                      RESTATED

                            CERTIFICATE OF INCORPORATION

                                         OF

                                 PREMIER PARKS INC.


     FIRST: The name of the corporation is Premier Parks Inc. (hereinafter referred to as the "Corporation").

     SECOND: The address of the Corporation's registered office in the State of Delaware is 1013 Centre Road, City of Wilmington, County of New Castle. The name of its registered agent at such address is Corporation Service Company.

     THIRD: The nature of the business and purposes to be conducted or promoted are:

     To own, sell, purchase, rent, lease, develop, subdivide, hire, exchange, release, partition, assign, mortgage, pledge, hypothecate, grant security interests in, encumber, negotiate, convey, transfer or otherwise dispose of, deal with or grant interests in any real estate, or the improvements thereon, including options for a fee, commission or other valuable consideration and negotiate any such activity for others and to engage generally in all aspects of the real estate business;

     To buy, hold, sell and deal in and with goods, wares, merchandise, equipment, tools, machinery, devices, material and every other kind of personal or other property;

     To purchase, construct, manage for others, own and operate dwelling and other houses, apartments, condominiums, commercial buildings and other improvements on real estate, to rent or otherwise use same, and to sell, dispose of or otherwise turn the same to account;

     To buy, acquire, hold sell and deal in stocks, bonds, certificates of participation, securities and other interests;

     To borrow money and contract debts when necessary for the transaction of its business, or for the exercise of its rights, privileges or franchises, issue bonds, promissory notes, bills of exchange, debentures and other obligations and evidences of indebtedness, secured or unsecured, for money borrowed or in payment for property purchased or acquired, or for any other lawful objects;

     To issue shares or other securities, which may be secured or unsecured and may be subordinated to any indebtedness of the Corporation and may be convertible into shares,



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and to purchase or otherwise acquire, hold, cancel, reissue, sell and transfer any of such securities;

     To make, enter into and perform leases, contracts, obligations and other agreements of every sort;

     To lend money, secured or unsecured, and give and receive negotiable or non-negotiable instruments therefor; to guarantee, co-sign, indemnify or act as surety with respect to payment or performance of obligations of third parties; and to assign, convey, transfer, mortgage, subordinate, pledge, grant security interests in, encumber or hypothecate any property of the corporation to secure any of the foregoing;

     To enter into joint ventures, general, special or limited partnerships as a general, special or limited partner, and any other lawful combinations or associations; and

     To engage in any lawful act or activity of which corporations may be organized under the General Corporation Law of Delaware.

     FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is 90,500,000 shares, of which 500,000 shares shall be Preferred Stock with a par value of $1.00 per share and 90,000,000 shares shall be Common Stock with a par value of $.05 per share.

     The Preferred Stock is to be issued in one or more series, with each series to have such designations, preferences, and relative participating, optional or other special rights, and qualifications, limitations or resolutions provided for the issue of each series adopted by the Board of Directors of the Corporation, subject to the limitations prescribed by law and in accordance with the provisions hereof, the Board of Directors being hereby expressly vested with authority to adopt any such resolution or resolutions.

     The authority of the Board of Directors with respect to each series shall include, but not be limited to, the determination or fixing of the following:

     (1) the number of shares to constitute the series and the distinctive designation thereof;

     (2) The amount or rate of dividends, on the shares of the series, whether dividends shall be cumulative and, if so, from what date or dates;

     (3) Whether the shares of the series shall be redeemable and, if redeemable, the terms and provisions upon which the shares of the series may be redeemed and the premium, if any, and any dividends accrued thereon which the shares of the series shall be entitled to receive upon the redemption thereof;

     (4) Whether the shares of the series shall be subject to the operations of a retirement or sinking fund to be applied to the purchase or redemption of


                                         -2-
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          the shares for retirement, if such retirement or sinking fund be established, the annual amount thereof and the terms and provisions relative to the operation thereof;

     (5) Whether the shares of the series shall be convertible into shares of any class or classes, with or without par value, or of any other series of the same class, and if convertible, the conversion price or prices or the rate at which the conversion may be made and the method, if any, of adjusting the same;

     (6) The rights of the shares of the series in the event of the voluntary or involuntary liquidation, dissolution, or winding up of the Corporation;

     (7) The restrictions, if any, on the payment of the dividends upon, and the making of distributions to, any class of stock ranking junior to the shares of the series, and the restrictions, if any, on the purchase or redemption of the shares of any such junior class;

     (8) Whether the series shall have voting rights in addition to the voting rights provided by law, and, if so, the terms of such voting rights; and

     (9) Any other relative rights, preferences, and limitations of that series.

     The holders of the Common Stock shall be entitled to one vote for each share of Common Stock held.

     The amount of the authorized stock of any class may be increased or decreased by the affirmative vote of the holders of a majority of the total number of outstanding shares of any series of Preferred Stock entitled to vote, and of Common Stock, voting as a single class.

     FIFTH: The name and mailing address of the sole incorporator are as follows:

               Jason Horowitz
               c/o Baer Marks & Upham LLP
               805 Third Avenue
               New York, New York  10022

     SIXTH:  The Corporation is to have perpetual existence.

     SEVENTH: In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized:

     To adopt, amend, or repeal the Bylaws of the Corporation, subject to the authority of the stockholders to adopt, amend, or repeal the same;


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     To authorize and cause to be executed mortgages and liens upon the real and personal property of the Corporation; and

     To set apart out of any of the funds of the Corporation available for dividends a reserve or reserves for any proper purpose and to abolish any such reserve in the manner in which it was created.

     EIGHTH: Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware, may, on application in a summary way of the Corporation, or of any creditor or stockholder thereof, or on the application of any receiver or receivers appointed for the Corporation under the provisions of Section 291 of Title 8 of the Delaware Code, or on the application of trustees in dissolution or of any receiver or receivers appointed for the Corporation under the provisions of Section 279 of Title 8 of the Delaware Code, order a meeting of the creditors or class of creditors, and/or of the stockholders or a class of stockholders of the Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all of the stockholders or class of stockholders, of the Corporation, as the case may be, and also on the Corporation.

     NINTH: Meetings of the stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation. Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

     TENTH: The Corporation reserves the right to amend, alter, change or repeal any provisions contained in this Certificate of Incorporation in the manner now or hereafter prescribed by law, and all rights and powers conferred herein on stockholders, directors and officers are subject to this reserved power.

     ELEVENTH: No director shall be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director; PROVIDED, HOWEVER, that this provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,
(iii) under Section 174 (or any successor section) of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit. This Article Eleventh shall not eliminate or limit the liability of a


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director for any act or omission occurring prior to the date when this Article
Eleventh becomes effective. Neither the amendment nor repeal of this Article Eleventh nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article Eleventh shall eliminate or reduce the effect of this Article Eleventh in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article Eleventh, would accrue or arise, prior to such amendment or repeal, or adoption of an inconsistent provision.


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     IN WITNESS WHEREOF, Premier Parks Holdings Corporation has caused this restated certificate of incorporation to be signed by a duly authorized officer this 25th day of March 1998.





                                         /s/ Kieran E. Burke
                                        ------------------------------------
                                        Kieran E. Burke
                                        Chairman and Chief Executive Officer